Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE June 2, 2014

ACME UNITED CORPORATION ACQUIRES ASSETS OF FIRST AID ONLY, INC

FAIRFIELD, CONN. – June 2, 2014 – Acme United Corporation (NYSE MKT:ACU) today announced that it has acquired the assets of First Aid Only, Inc, based in Vancouver, WA, for $13.8 million in cash. First Aid Only had revenues in 2013 of $17.3 million and is expected to be accretive during 2014.

First Aid Only is a supplier of Smart Compliance® first aid kits, refills, and safety products that meet regulatory requirements for a broad range of industries. The company pioneered consultative selling and support of first aid items to large corporate customers, and is recognized as an innovative leader in the safety products industry. It employs 100 people.

Acme United has been in the first aid business for over 40 years, currently selling under the PhysiciansCare and Pac-Kit brands. It has a strong product offering, and a customer base of safety and industrial distributors, service fleets, mass market retailers, and the office supply industry.

Walter C. Johnsen, Chairman and CEO, said “The first aid and safety market has been growing due to corporate emphasis on the safety of employees, regulations that require first aid kits, and new products that control bleeding and treat burns. Combined first aid, safety, and over the counter medications revenues at Acme United are expected to be approximately $40 million in 2014.”

Mr. Johnsen added that Acme United’s traditional office supply customers are embracing sales of first aid and safety products to broaden their offerings beyond traditional office supplies, and that this portion of our business has had significant growth for the company.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, including its ability to integrate successfully companies which it may acquire from time to time and (v) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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